MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of Alba Mineral Exploration, Inc. of our report dated March 26, 2009 on our audit of the financial statements of Alba Mineral Exploration, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended and since inception on July 24, 2007 through December 31, 2007 and 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
March 31, 2009

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501